Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, entered into as of June 2, 2009 (this “Amendment”) to the Agreement and Plan of Merger, dated as of April 29, 2009, and as amended on May 29, 2009, among Sapphire Stripe Holdings, Inc., a Delaware corporation, Sapphire Stripe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sapphire Stripe Holdings, Inc., and I-many, Inc., a Delaware corporation (the “Merger Agreement”), is entered into by the parties to the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings specified in the Merger Agreement.

WHEREAS, Buyer, Transitory Subsidiary and the Company have entered into the Merger Agreement;

WHEREAS, Buyer, Transitory Subsidiary and the Company desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the respective Boards of Directors of Buyer, Transitory Subsidiary and the Company have deemed this Amendment advisable and in the best interests of their respective companies.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Merger Consideration and Conversion of Securities. Section 2.1(c) of the Merger Agreement shall be amended by deleting “$47,300,000” and replacing it with “$49,450,000”.

2. Miscellaneous.

(a) Except as otherwise amended and supplemented by this Amendment, all provisions of the Merger Agreement, including, without limitation, provisions relating to governing law, shall remain in full force and effect and shall apply to this Amendment (unless this Amendment specifically amends a particular provision of the Merger Agreement) and the Merger Agreement and this Amendment shall each be construed together and considered one and the same agreement.

(b) This Amendment may be executed, including execution by PDF or facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

SAPPHIRE STRIPE HOLDINGS, INC.

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

SAPPHIRE STRIPE ACQUISITION COMPANY

By:	/s/ Gregory M. Case
Name:	Gregory M. Case
Title:	President

I-MANY, INC.

By:	/s/ Robert G. Schwartz, Jr.
Name:	Robert G. Schwartz, Jr.
Title:	Vice President and General Counsel